Exhibit 99

Capstone Names Richard B. Lewis as Vice President, Operations

CHATSWORTH, Calif., May 12, 2014 (GLOBE NEWSWIRE) — Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST), the world’s leading clean technology manufacturer of microturbine energy systems, announced today that it has named Richard B. Lewis to the position of Vice President, Operations effective May 12, 2014.

“Richard will be responsible for all manufacturing operations and facilities at Capstone. He brings with him a wealth of experience and solid accomplishments through a variety of leadership positions directly associated with this critical component of our business,” said Darren Jamison, President and Chief Executive Officer of Capstone.

Mr. Lewis has over 29 years’ experience in manufacturing, global supply chain, and logistics as well as quality assurance and program management, with proven strengths in strategic planning and lean enterprise implementation for companies on rapid growth trajectories. He brings a track record of successfully building world class organizations that deliver extraordinary results. He is adept at defining winning supply chain solutions and motivating high performance teams to consistently accomplish challenging performance objectives. Mr. Lewis holds a Bachelor of Arts in Economics from the University of Massachusetts.

In addition to the other terms of his employment arrangement with Capstone, Mr. Lewis received a grant of equity securities effective upon the date of commencement of his employment. Mr. Lewis received options to purchase 250,000 shares of the common stock of the Company. Conditioned on his continued employment, the options will vest 25% after one year and, thereafter, will vest pro rata each month over the next 36 months. The exercise price of the options granted to Mr. Lewis will be the fair market value of Capstone’s common stock on the date of the grant, which is the closing price per share as reported on the Nasdaq Global Market on May 12, 2014. The options expire 10 years from the date of grant. Mr. Lewis will also receive a grant of 62,500 restricted stock units that vest 25% after each of the first four years of service.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST) is the world’s leading producer of low-emission microturbine systems and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped approximately 7,000 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency’s Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation’s energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York Metro Area, United Kingdom, Mexico City, Shanghai and Singapore.

The Capstone Turbine Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6212

“Capstone” and “Capstone MicroTurbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CONTACT:	Capstone Turbine Corporation
Investor and investment media inquiries:
818-407-3628
ir@capstoneturbine.com

Capstone Turbine Corporation

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